UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 26, 2018

Tallgrass Energy, LP
(Exact name of registrant as specified in its charter)

Delaware	001-37365	47-3159268
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 W. 115th Street, Suite 350 Leawood, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On July 26, 2018, Tallgrass Energy Partners, LP (the "Partnership") and certain of its subsidiaries entered into Amendment No. 1 (the "Amendment") to the Second Amended and Restated Credit Agreement dated as of June 2, 2017 with Wells Fargo Bank, National Association, as administrative agent and collateral agent, and a syndicate of lenders (the "Credit Agreement"). Tallgrass Energy, LP, a Delaware limited partnership, is the managing member of Tallgrass Equity, LLC ("Tallgrass Equity") and owned approximately 55.28% of the outstanding membership interests of Tallgrass Equity as of July 2, 2018. The Partnership is a wholly-owned subsidiary of Tallgrass Equity and its subsidiaries.
The Amendment modifies certain provisions of the Credit Agreement to, among other things, (i) increase the available amount of the revolving credit facility to $2,250 million, (ii) reduce certain applicable margins in the pricing grids used to determine the interest rate and revolving credit commitment fees, (iii) modify the use of proceeds to allow the Partnership to pay off the Tallgrass Equity revolving credit facility, and (iv) increase the maximum total leverage ratio to 5.50:1.00.
Pursuant to the Amendment, the applicable margin is initially fixed at 0.375% for base rate borrowings (a reduction from the immediately prior applicable margin of 0.75%), and 1.375% for reserve adjusted Eurodollar rate borrowings (a reduction from the immediately prior applicable margin of 1.75%). After delivery of the Partnership's financial statements for the period ending September 30, 2018, the applicable margin will range from 0.25% to 1.25% for base rate borrowings and 1.25% to 2.25% for reserve adjusted Eurodollar rate borrowings, based on the Partnership's total leverage ratio. If and when the Partnership achieves certain specified credit ratings (including an investment grade rating by at least one ratings agency), the applicable margin will range from 0.125% to 0.75% for base rate borrowings and 1.125% to 1.75% for reserve adjusted Eurodollar rate borrowings, based upon the Partnership’s credit ratings.
In addition, the commitment fee with respect to unused portion of the revolving credit facility is initially fixed under the Amendment at 0.30%. After delivery of the Partnership's financial statements for the period ending September 30, 2018, the commitment fee will range from 0.25% to 0.375%, based on the Partnership’s total leverage ratio. If and when the Partnership achieves the specified credit ratings, the revolving credit commitment fee will range from 0.125% to 0.35%, based on the Partnership's credit ratings.
The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.
From time to time, certain of the lenders have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to the Partnership and its affiliates for which services they have received, and may in the future receive, fees and expense reimbursement. The lenders and their affiliates may, from time to time, engage in transactions with and perform services for the Partnership in the ordinary course of their business for which they may receive fees and reimbursement of expenses.

Item 1.02	Termination of a Material Definitive Agreement
On July 26, 2018, Tallgrass Equity repaid all outstanding borrowings and terminated its $150 million revolving credit facility with Barclays Bank PLC, as administrative agent, and a syndicate of lenders.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the Amendment provided above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)     Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1
Amendment No. 1 to Second Amended and Restated Credit Agreement, dated July 26, 2018, by and among Tallgrass Energy Partners, LP, Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY, LP

		By:	Tallgrass Energy GP, LLC
its general partner

Date:	July 27, 2018	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer